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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




       Date of Report (Date of earliest event reported): December 15, 1999



                              EDISON INTERNATIONAL
             (Exact name of registrant as specified in its charter)



            CALIFORNIA                      001-9936            95-4137452
(State or principal jurisdiction of     (Commission file     (I.R.S. employer
  incorporation or organization)             number)        identification no.)




                            2244 Walnut Grove Avenue
                                 (P.O. Box 800)
                           Rosemead, California 91770
          (Address of principal executive offices, including zip code)



                                  626-302-2222
              (Registrant's telephone number, including area code)

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Items 1, 3  through  6, and 8 through 9 are not  included  because  they are not applicable.

Item 2.  Acquisition or Disposition of Assets

On December 15, 1999, Edison Mission Energy (EME), Edison International's wholly-owned independent power subsidiary, completed a transaction with Commonwealth Edison Company (ComEd), a wholly owned subsidiary of Unicom Corporation, to acquire ComEd's fossil-fuel power generating assets (ComEd Asset Acquisition). EME completed the ComEd Asset Acquisition through Midwest Generation, LLC (Midwest), a wholly-owned subsidiary of Edison Mission Midwest Holdings Co. (Midwest Holdings). Midwest Holdings is a wholly-owned subsidiary of Midwest Generation EME, LLC, a wholly-owned subsidiary of EME.

Concurrent with the ComEd Asset Acquisition, Midwest assigned its right to purchase the Collins Station, a 2,698 megawatt (MW) gas- and oil-fired generating station located in Illinois, to a third party. Thereafter, a subsidiary of Mission Holdings, Collins Holdings EME, LLC (CHE), entered into a leveraged lease transaction of the Collins Station under a 33.75-year lease.

The ComEd Asset Acquisition consists of 11 power plants located in Illinois, including six coal-fired generating plants consisting of 5,646 MW and a group of on-site generating peakers consisting of 604 MW (winter/summer average) and off-site generating peakers consisting of 562 MW (winter/summer average). Midwest will operate all of the power plants it owns and will operate the Collins Station as a sub-lessee from CHE (collectively, Units). The aggregate MW purchased or leased as a result of the ComEd transaction is 9,510.

In connection with the acquisition, Midwest and ComEd entered into power purchase agreements (PPAs) pursuant to which ComEd will purchase capacity and have the right to purchase energy generated by the Units. The PPAs, which provide for capacity and energy payments, will have a term of up to five years commencing on December 15, 1999. ComEd will be obligated to make a capacity payment for the Units under contract providing Midwest revenue for fixed charges and an energy payment for the electricity produced by these Units compensating
Midwest for variable cost of production. If ComEd does not fully dispatch the Units under contract, Midwest may sell the excess energy to a third party subject to certain conditions.

The energy and capacity of Midwest that is not purchased under the PPAs will be sold at market prices to neighboring utilities, municipalities, third party electricity retailers, large consumers and power marketers on a spot basis. A bilateral trading infrastructure already exists with access to the Mid-America Interconnected Network and the East Central Area Reliability Council. The Illinois Automatic Power Exchange is also expected to open in December 1999.

Consideration for the ComEd Asset Acquisition (excluding $860 million paid by a third party to acquire the Collins Station) consisted of a cash payment of approximately $4.1 billion. The acquisition was funded primarily with a combination of approximately $1.6 billion of debt secured by a pledge of the stock of certain EME subsidiaries, $1.3 billion of EME corporate debt and $1.2 billion in equity contributions from Edison International.

EME corporate debt consisted of a $500 million 364-day interest only revolving credit facility entered into on December 15, 1999, $500 million floating rate notes due June 15, 2001 and borrowings under EME's corporate revolver and commercial paper facilities. Edison International funded its capital contributions through the issuance by trusts that are affiliates of Edison International of $500,000,000 and $325,000,000 of subordinated deferrable interest rate notes which are guaranteed by Edison International, due July 26, 2029 and October 29, 2029, respectively, and through Edison International's issuance of $750,000,000 of senior notes due September 15, 2004.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)      Financial Statements of Businesses Acquired.  Not applicable.

(b)      Pro Forma Financial Information.  Not applicable.

(c)      Exhibits.

Exhibit No.                          Description
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    2          Asset Sale Agreement,  dated March 22, 1999 between  Commonwealth
               Edison Company and Edison Mission Energy as to the Fossil Fuel Generating Assets (incorporated by reference to Exhibit 2.5 to Edison Mission Energy's Annual Report on Form 10-K for the year ended December 31, 1998, File No. 1-13434).*

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*  Incorporated by reference pursuant to Rule 12b-32.



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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                  EDISON INTERNATIONAL
                                      (Registrant)



                                   KENNETH S. STEWART
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                                   KENNETH S. STEWART
                                Assistant General Counsel


December 29, 1999